Exhibit 21.0

Registrant	Clifton Bancorp Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Clifton Savings Bank	100%	United States

Botany Inc. (1)	100%	New Jersey

(1)	Wholly owned subsidiary of Clifton Savings Bank.